AGREEMENT

     THIS AGREEMENT is made and entered into this ____ day of April, 2001, by and between DYNETECH CORPORATION, a Florida corporation, hereinafter referred to as "Dynetech", and EHOMEONE.COM, INC., a Florida corporation, hereinafter referred to as "Ehomeone".

     WHEREAS, the parties heretofore entered into that certain Agreement dated August 22, 2000, hereinafter referred to as the "Agreement", pursuant to which Ehomone agreed to pay certain sums to Dynetech in exchange for infrastructure and services; and

     WHEREAS, Ehomeone is in the process of becoming a public corporation through a reverse merger; and

     WHEREAS, the parties desire to provide for the issuance of stock in the public company to Dynetech in exchange for forgiveness of Ehomeone's Debt;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, Dynetech and Ehomeone agree as follows.

     1. WHEREAS CLAUSES. All `WHEREAS" clauses set out herinabove are incorporated herein by reference.

     2. EHOMEONE'S RESPONSIBILITIES. On the date of the reverse merger, when Ehomeone becomes a public company, which date shall be no more than ninety (90) days from the date hereof, Ehomeone shall issue in favor of Dynetech an amount of stock, equal in value to two (2) times the face amount of Ehomeone's Debt as it exists on that date, which shall be no less than $3 per share and, on an annual basis thereafter until lapse of the rule 144 Restrictions of the Securities and Exchange Commission, would be revised to keep that same ratio.

By way of example only, should Ehomeone's Debt be $70,000, the stock to be issued would have a value of $140,000 ($70,000 X 2) and the number of shares to be issued would be determined by dividing $140,000 by the price of a share of the stock but in no event less than $3.00, to arrive at 46,666 shares to be issued; on the first anniversary, should the price of the stock have dropped to $2.00 per share, for example, then Dynetech would be entitled to receive and Ehomeone would issue and additional 23,334 shares, for a total of 70,000 shares worth $2.00 a share, thereby maintaining the value of Dynetech's interest in the public company at $140,000. It is understood and agreed, however, that if the price per share increases, no adjustment will be made.

     3. DYNETECH'S RESPONSIBILITIES. Upon receipt of shares of stock in the public company, pursuant to paragraph number 2, herinabove, Dynetech agrees to write off
Ehomeone's Debt.

     4. REPRESENTATIONS OF EHOMEONE. Ehomeone understands and agrees that until such time as the stock is issued, pursuant to paragraph number 2 hereinabove, and accepted by Dynetech, Ehomeone's Debt shall remain in all respects due and payable and Dynetech shall have the right to collect it at anytime in accordance with the terms of the Agreement; only at such time as Dynetech has accepted the stock does the obligation to pay Dynetech Ehomeone's Debt end, and it is understood and agreed that Dynetech has the right to demand payment at anytime prior to that time.

     5. ADJUSTMENTS. Should Ehomeone's need for infrastructure and/or services increase or decrease at anytime, the parties agree to modify the Agreement accordingly.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto and signed by an officer thereunto duly authorized, all on the date and year first above written.

Signed, sealed and delivered in the presence of:

                              DYNETECH CORPORATION

                              By: /s/ Laurence J. Pino
                              Laurence J. Pino, President

                                            (CORPORATE SEAL)

                              EHOMEONE.COM, INC.

/s/                           By: /s/ Robert A. Blair
Witness                       Robert A. Blair, President

/s/
Witness